                                                           EXHIBIT 99.3

CONTACTS:
INVESTMENT COMMUNITY:                          MEDIA:
Carol Gruetter                                 John Lockhart
NeoTherapeutics, Inc.                          Halsted Communications, Inc.
Tel: (949) 788-6700                            Tel:   (800) 600-7111 x.224
e-mail:  cgruetter@neotherapeutics.com                (213) 957-3111 x.224
                                               e-mail:  jlockhart@halsted.com


Margaret Wyrwas and Christine Seketa
Hill and Knowlton, Inc.
Tel:(212) 885-0544 or (212) 885-0350
e-mail:  mwyrwas@hillandknowlton.com
         cseketa@hillandknowlton.com



FOR IMMEDIATE RELEASE
----------------------

NEOTHERAPEUTICS DEMONSTRATES NOVEL ACTIONS FOR AIT-082 ON CENTRAL NERVOUS SYSTEM
          PRESENTED AT SOCIETY FOR NEUROSCIENCE MEETING IN LOS ANGELES

Los Angeles, November 12, 1998 -- NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) announced new and important findings on AIT-082 (NEOTROFIN-TM-, leteprinim potassium) that may shed light on the novel mechanism of action of this compound. The research, presented at the 28th Annual Meeting of the Society for Neuroscience in Los Angeles, describes experiments undertaken to understand the novel mechanism of action of AIT-082. AIT-082 is currently in clinical development for Alzheimer's disease.

Researchers presented a total of seven reports on AIT-082 at the meeting. Among these reports, "Effect of AIT-082 on Brain NGF mRNA Levels and Transport of AIT-082 Across the Blood-Brain Barrier" describes the rapid entry of AIT-082 into the brain after injection into animals. While the drug remains in the brain for only a few minutes, the length of time is sufficient for AIT-082 to trigger the nerve cells to produce natural neurotrophic factor. This short time in the brain prevents accumulation, which helps explain the absence of toxic side effects. When AIT-082 reaches the neurons in the brain, it acts by rapidly turning on the gene for nerve growth factor, the effect of which is seen by two hours. These data confirm and extend NeoTherapeutics' claims as to the rapid and unique nature of AIT-082's actions in the central nervous system.

In another report, "The Effects of AIT-082 on Memory in Young and Aged Mice" confirms that AIT-082 has different actions on the central nervous system than other drugs in development for Alzheimer's disease. Many other experimental memory-enhancing drugs act in concert with corticosteroid hormones to improve memory. These experiments demonstrate that AIT-082's memory-enhancing activities are independent of these hormones. The results of time-dependent portions of this activity point to three actions of AIT-082. Within 30 minutes after administering AIT-082, there are minor improvements in motor coordination and sensitivity to pain that may be dependent on corticosteroid hormones. Two distinct memory effects, a short-term effect and a long lasting effect, may be due to the presence of increased levels of neurotrophic growth factors that are not affected by these corticosteroid hormones.

The results from these two presentations emphasize AIT-082's uniqueness and potential for use in a variety of neurodegenerative diseases. AIT-082 is currently in clinical development for Alzheimer's disease. NeoTherapeutics is exploring the possibility of this compound's use in other neurodegenerative diseases.

Dr. Michelle Glasky, Vice President for Scientific Affairs of NeoTherapeutics, said: "These new results provide additional evidence of the unique action of AIT-082 to produce its memory enhancing activity by potentially causing nerve regeneration or new nerve connections called synapses. This action could explain the difference between AIT-082 and the other therapeutic approaches which merely increase neurotransmitters. If nerve connections are destroyed during degeneration, increasing levels of neurotransmitter at dead connections will have little benefit. We are hopeful that this beneficial action seen in animal studies can be extended to the human trials currently in progress and planned for the future."

NeoTherapeutics' research program is focused on designing and developing small molecules capable of promoting nerve regeneration and repair for a range of neurological diseases and conditions such as Alzheimer's and Parkinson's diseases, stroke and spinal cord injury. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as migraine and depression. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

                               ###

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the early stage of product development, the need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing, manufacturing and marketing. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

                                   9